Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sirius XM Radio Inc:
We consent to the incorporation by reference in the Registration Statement (Form S-3) of Sirius XM Radio Inc. our reports dated February 28, 2008, with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2007 of XM Satellite Radio Holdings Inc. incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement.
As discussed in our report dated February 28, 2008, the Company adopted the fair value method of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.
/s/ KPMG LLP
McLean, VA
March 10, 2009